Exhibit 23

                              Baum & Company, P.A.
                        1515 University Drive, Suite 209
                             Coral Springs, FL 33071


November    , 2004

Tidelands Oil & Gas Corporation
1862 W. Bitters Rd.
San Antonio, TX 78248

Re:      Tidelands Oil & Gas Corporation
         S-8 Registration Statement
         Commission File No. 0-29613

Dear Sirs:

We consent to the use of our report dated March 25, 2004 on our Report of Financial Statements of Tidelands Oil & Gas Corporation as of December 31, 2003 and to all references in this firm included in the Form 10-KSB for the period ending December 31, 2003 incorporated by reference in the Form S-8 Registration Statement of Tidelands Oil & Gas Corporation.



 /s/ Joel S. Baum
Joel S. Baum, C.P.A.
Baum & Company, P.A.
Certified Public Accountants
Coral Springs, Florida